EXHIBIT 10.42
MANAGEMENT SERVICES AGREEMENT
THIS AGREEMENT is made and entered into this 21st day of August, 1997 by and between GOLDEN EAGLE INSURANCE CORPORATION (the “Corporation”), a California corporation, and LIBERTY MUTUAL INSURANCE COMPANY (“Liberty Mutual”), a Massachusetts mutual insurance company.
I. Performance of Services
Liberty Mutual agrees, to the extent requested by the Corporation, to perform such services (collectively, “services”) for the Corporation as the Corporation determines to be reasonably necessary or desirable in the conduct of its operations, provided that Liberty Mutual may, in its sole discretion, decline to provide any of the services contemplated in this Agreement if providing the requested services would interfere with Liberty Mutual’s ability to meet its obligations to its policyholders or would otherwise adversely affect Liberty Mutual. The listing of the following services to be performed under this Agreement is not intended to limit the performance of other services to be agreed upon by the parties from time to time:
1. Investment. Subject to the direction and control of the Corporation’s Board of Directors, and subject to the Corporation’s investment guidelines (the “Investment Guidelines”) as adopted by the Corporation’s Board of Directors (as may be amended by the Corporation from time to time by giving reasonable notice to Liberty Mutual), and subject to compliance with investment laws applicable to the Corporation, Liberty Mutual shall provide the Corporation with investment services. Beneficial ownership of all of the Corporation’s investments shall be maintained by the Corporation. The Corporation hereby appoints Liberty Mutual, and Liberty Mutual agrees to act, as the Corporation’s discretionary investment portfolio manager in relation to the investments and cash assets which the Corporation notifies Liberty Mutual shall be included in the portfolio, together with the income, proceeds and profits thereon (the “Portfolio”). The Corporation hereby authorizes Liberty Mutual:
(a) to act as the Corporation’s agent and attorney-in-fact with respect to the Portfolio and to have complete discretionary control over the composition of the Portfolio, including the power to make such acquisitions and disposals of investments as Liberty Mutual considers appropriate and without obtaining the consent of or consulting with the Corporation or any other person, but always in accordance with the Investment Guidelines;
(b) to issue to brokers instructions to buy on behalf of the Portfolio or to sell or otherwise trade in or deal with any asset in the Portfolio.

(c) to instruct any custodian of any asset in the Portfolio to deliver any security or other asset sold, exchanged or otherwise disposed of from the Portfolio;
(d) to pay any fee incurred on behalf of the Corporation in providing services under this Agreement, including commission expenses, attendant Securities and Exchange Commission transaction fees and National Association of Insurance Commissioners transaction fees which shall be paid from the Portfolio in the conventional manner;
(e) to place any securities on deposit with any governmental authority as may be necessary or desirable to comply with applicable law, and to substitute other securities in their place; and
(f) to perform any other act necessary or desirable to enable Liberty Mutual to carry out its obligations under this Agreement.
Liberty Mutual will prepare and send to the Corporation statements and valuations of the Portfolio, in each case containing such information and in such format as the parties may agree upon from time to time, to enable the Corporation to maintain oversight over the Portfolio.
Liberty Mutual will maintain and retain for a reasonable period of time records (“Records”) of cash, security transaction information and correspondence pertaining to the Portfolio. The Corporation will have title to all Records relating exclusively to the Corporation. Such Records will be delivered to the Corporation on request or on termination of this Agreement.
The assets comprised in the Portfolio will be held by a custodian (“Custodian”) appointed by the Corporation. The Corporation agrees that, before or at the time this Agreement takes effect, the Corporation will authorize the Custodian to accept Liberty Mutual’s instructions in relation to the dealings with the exercise of rights attaching to, and the management of the investments and cash in, the Portfolio held by the Custodian. The Corporation hereby authorizes Liberty Mutual at any time and from time to time to carry out the Corporation’s instructions
(i) to effect transactions relating to the Portfolio by issuing to the Custodian, or to any broker, dealer or underwriter selected by Liberty Mutual, instructions for the sale, purchase or exchange of investments in the Portfolio and the delivery and receipt of investments and payments in connection with such transactions, and

(ii) for the investment of any cash in the Portfolio.
Liberty Mutual’s duties shall be limited to those specifically stated in this Agreement and Liberty Mutual shall not otherwise be liable to the Corporation in connection with the operation or administration of the Portfolio or in connection with the investment or management of other assets. Specifically, Liberty Mutual shall not be liable for any losses which the Corporation may incur arising from any depreciation in the value of the Portfolio or the income derived from it (including any such depreciation which results from capital loss or taxation liability) or otherwise. Liberty Mutual shall not be liable to the Corporation for any loss which the Corporation may incur in respect of the default, omission or fraud of the Custodian or any person through or with whom Liberty Mutual may have effected transactions for the account of the Portfolio.
The Corporation shall certify to Liberty Mutual the names and specimen signatures of all officers or employees of the Corporation who are authorized to sign instructions on its behalf Liberty Mutual shall have the right to require that all instructions made in connection with this Agreement meet its satisfaction as to content, form and authenticity.
2. Accounting, tax and auditing. Subject to the direction and control of the Corporation’s Board of Directors and responsible officers, Liberty Mutual shall provide the Corporation with such accounting services as may be desirable, including:
a. Preparation and maintenance of annual and quarterly financial statements and other reports providing information required by the state of domicile and other states in which the Corporation is transacting business, the maintenance of necessary and proper records and books of account with respect to the business of the Corporation, and the maintenance and compilation of all data required for the preparation of tax returns.
b. Assistance to the Corporation in connection with the examination or audit of the books, records, affairs and activities of the Corporation by governmental, insurance or taxing authorities having regulatory or taxing authority with respect to the operations of the Corporation, or by any firm of certified public accountants appointed by the Corporation to audit its books, records and accounts.
Nothing in this Agreement shall be construed to alter the fact that the Corporation’s books, records and accounts are owned by the Corporation; and the Corporation shall have the right to inspect, or authorize others to inspect, its books, records and accounts.
3. Purchasing, payroll and employee benefits. Subject to the direction and control of the Corporation’s Board of Directors and responsible officers, Liberty Mutual shall provide the Corporation with such services involving purchasing, payroll and employee benefits as may be desirable.
4. Providing all personnel, equipment, data processing programs, materials and supplies necessary or desirable for the performance of the services contemplated in this Agreement.
II. Charges
The Corporation shall compensate Liberty Mutual for the investment services provided pursuant to this Agreement as set forth in Appendix A.
The Corporation shall reimburse Liberty Mutual for the reasonable cost of performing any other services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to the Corporation by Liberty Mutual in conformity with customary insurance accounting practices consistently applied.
III. Confidentiality
Each of the parties undertakes to and covenants with the other that it shall keep all information received by it pursuant to this Agreement confidential and shall not disclose the same to any third party except (where the information concerned relates to the other) with the prior written consent of the other, provided that nothing shall prevent the disclosure by either party of information which:
(a) is necessary for the party making the disclosure to fulfill obligations owed by it to the other under this Agreement or any other agreement between the parties;
(b) has become generally available to the public otherwise than by virtue of a breach of the provisions of this Agreement; or
(c) is required to be disclosed by a law, regulation or requirement of any governmental or regulatory body.
IV. Accounts and Disbursements
The net amount owed by one company to the other under this Agreement shall be determined not less frequently than quarterly and such amount shall be paid on presentation of invoice covering settlement after the close of the period to which the determination applies, provided that advances may be made as needed to comply with statutory requirements.

V. Termination and Modification
This Agreement shall remain in force unless modified by mutual agreement or terminated as herein provided. This agreement may be terminated by either party by giving to the other at least 120 days advance written notice, or otherwise by mutual agreement. This agreement shall be subject to negotiation at least every three years.
VI. Assignment
Neither party may assign this Agreement without the prior written consent of the other. Subject to such restriction, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
VII. Arbitration
Any dispute which may arise between Liberty Mutual and the Corporation shall be submitted to arbitration. The matter shall be submitted to three arbiters, one to be selected by Liberty Mutual, one by the Corporation, and a third by the two previously selected. A decision of a majority of the arbiters shall be binding upon the parties.
VIII. Severability
If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Agreement shall be construed and enforced as if that provision had not been included.
IX. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without application of the conflict of laws principles thereof).

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the day and year first above written.

GOLDEN EAGLE INSURANCE CORPORATION
/s/ Fred G. Marziano
Fred G. Marziano
PRESIDENT

LIBERTY MUTUAL INSURANCE COMPANY
/s/ J. Paul Condrin, III
J. Paul Condrin, III
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND COMPTROLLER

AMENDMENT NO. 1
(the “Amendment”)
TO
MANAGEMENT SERVICES AGREEMENT
(the “Agreement”)
by and between
LIBERTY MUTUAL INSURANCE COMPANY (“Manager”) and GOLDEN EAGLE INSURANCE CORPORATION (“Company”); (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Manager to provide various services effective August 21, 1997.
WHEREAS, the Parties deem it necessary to amend certain provisions of the Agreement with respect to settlement of amounts due between them.
NOW, THEREFORE, the Parties hereto agree to amend the Agreement, as follows: Section IV of the Agreement is amended and restated as follows:
IV. Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Agreement, effective as of the 31st day of December, 2007 to be executed by their respective duly authorized officers.

Liberty Mutual Insurance Company	Golden Eagle Insurance Corporation

/s/ John D. Doyle	/s/ James F. Dore
By: John D. Doyle	By: James F. Dore
Its: Vice President and Comptroller	Its: Chief Financial Officer